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                                   EXHIBIT 11

                                  VERSAR, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)


                                                                              Years Ended June 30,
                                                               -------------------------------------------------
                                                                  1998               1997               1996
                                                               ------------       ------------      ------------
NET (LOSS) INCOME ......................................       $   (10,153)       $     1,256       $       992
                                                               ============       ============      ============
(LOSS) INCOME FROM DISCONTINUED
   OPERATIONS ..........................................       $   (10,429)       $       147       $       ---
                                                               ============       ============      ============



Weighted average common shares outstanding -
   Basic ...............................................         5,695,212          5,041,455         4,905,126
                                                               ============       ============      ============

NET (LOSS) INCOME PER SHARE - BASIC ....................       $     (1.78)       $      0.25       $      0.20
                                                               ============       ============      ============
(LOSS) INCOME PER SHARE FROM
   DISCONTINUED OPERATIONS - BASIC .....................       $     (1.83)       $       .03       $       ---
                                                               ============       ============      ============



Common shares from above ...............................         5,695,212          5,041,455         4,905,126
Assumed exercise of options (treasury stock
   method) .............................................               ---            244,354           342,597
                                                               ------------       ------------      ------------
                                                                 5,695,212          5,285,809         5,247,723
                                                               ============       ============      ============

NET (LOSS) INCOME PER SHARE - DILUTED ..................       $     (1.78)       $      0.24       $      0.19
                                                               ============       ============      ============
(LOSS) INCOME PER SHARE FROM
   DISCONTINUED OPERATIONS - DILUTED ...................       $     (1.83)       $       .03       $       ---
                                                               ============       ============      ============



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